Eastman Announces First-Quarter 2012 Financial Results

KINGSPORT, Tenn., April 26, 2012 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $1.13 per diluted share for first quarter 2012 versus $1.39 per diluted share for first quarter 2011. Excluding $14 million of transaction and financing costs in first quarter 2012 related to the pending acquisition of Solutia and a $15 million other postretirement benefit (OPEB) plan gain in first quarter 2011 (described below), earnings from continuing operations were $1.22 per diluted share in first quarter 2012 and $1.32 per diluted share in first quarter 2011. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying first-quarter 2012 financial tables.

"We delivered solid first quarter results despite persistent global economic uncertainty, and we remain well positioned for full year earnings growth," said Jim Rogers, chairman and CEO. "In addition, we are on track to complete the Solutia acquisition by mid-2012, which we expect will significantly enhance our earnings growth in the future."

(In millions, except per share amounts)	1Q2012	1Q2011

Sales revenue	$1,821	$1,758

Earnings per diluted share from continuing operations	$1.13	$1.39

Earnings per diluted share from continuing operations excluding Solutia acquisition transaction and financing costs and OPEB plan gain*	$1.22	$1.32

Net cash provided by (used in) operating activities	$19	$(146)
*For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying first-quarter 2012 financial tables.

Sales revenue for first quarter 2012 was $1.8 billion, a 4 percent increase compared with first quarter 2011 due primarily to higher selling prices. The higher selling prices were in response to higher raw material and energy costs.

Operating earnings in first quarter 2012 were $264 million compared to $314 million in first quarter 2011. Excluding $9 million of transaction costs in first quarter 2012 related to the pending acquisition of Solutia and the $15 million OPEB plan gain (described below) in first quarter 2011, operating earnings were $273 million and $299 million, respectively.

Segment Results 1Q 2012 versus 1Q 2011

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased slightly in first quarter 2012 compared with first quarter 2011. First-quarter 2012 operating earnings were $98 million compared to $104 million in first quarter 2011, with the decline primarily due to an unfavorable shift in product mix resulting from lower sales volume in the polymers product line.

Fibers – Sales revenue increased by 11 percent primarily due to higher selling prices and a favorable shift in product mix. The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp. The favorable shift in product mix was primarily due to higher acetate tow volume in Asia Pacific attributed to customer buying patterns. Operating earnings in first quarter 2012 increased to $101 million compared with $86 million in first quarter 2011 due to higher selling prices and the favorable shift in product mix partially offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 6 percent primarily due to higher sales volume in the U.S., mainly in acetyl product lines. Operating earnings in first quarter 2012 were $77 million compared to $94 million in first quarter 2011, with the decline primarily in Asia Pacific due to lower selling prices attributed to weakened market demand primarily for olefin derivatives and higher raw material and energy costs. In addition, operating earnings increased in the U.S. primarily due to the benefit of producing versus purchasing olefins, while lower operating earnings in Europe were attributed to weakened market demand and higher raw material and energy costs.

Specialty Plastics – Sales revenue decreased by 5 percent in first quarter 2012 compared to first quarter 2011 primarily due to lower sales volume partially offset by higher selling prices. The decrease in sales volume, mainly in Asia Pacific, was attributed to weakened demand primarily in the LCD and consumer and durable goods markets. Selling prices increased in response to higher raw material and energy costs, particularly for paraxylene. First-quarter 2012 operating earnings were $30 million compared to $35 million in first quarter 2011. The decline was primarily due to lower sales volume and resulting lower capacity utilization, and higher raw material and energy costs. These were partially offset by higher selling prices.

Cash Flow

Eastman generated $19 million in cash from operating activities during first quarter 2012.  Working capital increased by $109 million as receivables increased due to higher sales revenue. The company contributed $25 million to the U.S. defined benefit pension plans during the quarter, and expects to contribute approximately $100 million in full year 2012.

Outlook

Commenting on the outlook for full year 2012, Rogers said: "Although there is continued uncertainty, we anticipate slow global economic growth but with particular strength in the U.S. In addition, we anticipate reduced volatility in raw material and energy costs, and we expect that producing versus buying olefins will be a tailwind for 2012. We also expect continued benefit from incremental capacity additions as well as recent acquisitions, including the expected mid-year close of the Solutia acquisition. As a result, we expect full-year 2012 earnings per share to be approximately $5.30, which would be an increase of approximately 10 percent compared with full year 2011 earnings per share.” Acquisition-related costs and charges, asset impairments and restructuring charges, and mark-to-market pension and OPEB adjustments are excluded from earnings per share for both periods.

Accounting Methodology Change for Pension and OPEB Plans; Description of First-Quarter 2011 OPEB Plan Gain

As previously disclosed, Eastman has elected to change its method of accounting for actuarial gains and losses for its pension and OPEB plans. The new method recognizes actuarial gains and losses in operating results in the year incurred rather than amortizing them over future periods. Under the new method of accounting, these gains and losses are now measured annually at December 31 and recorded as a mark-to-market (“MTM”) adjustment during the fourth quarter of each year, and any quarters in which an interim remeasurement is triggered. The new method has been retrospectively applied to the financial results for all periods. In first quarter 2011, the Company recognized a $15 million gain under the new accounting method due to the interim remeasurement of the OPEB plan obligation. The exit of employees associated with the sale of the PET business triggered the interim MTM remeasurement.

Eastman will host a conference call with industry analysts on April 27 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1298, passcode number 8471527.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations beginning at 9:00 a.m. EDT, April 30.  A telephone replay will be available continuously from 9:00 a.m. EDT, April 30, at (888) 203-1112 or (719) 457-0820, passcode 8471527.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2011 sales of $7 billion. For more information, visit www.eastman.com.

Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic conditions; the timing and expected benefits of the completion of the Solutia acquisition and other acquisitions and capacity additions; raw material and energy costs, including for propane and propylene; and earnings per share for 2012. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2011 available, and the Form 10-Q to be filed for first quarter 2012 and to be available, on the SEC web site at www.sec.gov and the Eastman web site at www.eastman.com in the Investors, SEC filings section.

# # #

Contacts:

Media:  Kristin Sturgill
423-229-2526 / ksturgill@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

FINANCIAL INFORMATION
April 26, 2012

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (ET), April 27, 2012.

Table of Contents

Item		Page

TABLE 1	Statements of Earnings	1

TABLE 2A	Segment Sales Information	2

TABLE 2B	Sales Revenue Change	2

TABLE 2C	Sales by Region	3

TABLE 2D	Sales Revenue Change by Region	3

TABLE 3	Operating Earnings and Mark-to-Market Pension and Other Postretirement Benefit and Transaction Costs Adjustments by Segment; Segment Operating Earnings Reconciliations	4

TABLE 4	Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Reconciliation	5

TABLE 5	Statements of Cash Flows	6

TABLE 5A	Total Cash and Cash Equivalents and Short-Term Time Deposits	6

TABLE 5B	Net Cash Provided By (Used in) Operating Activities Reconciliation and Free Cash Flow	7

TABLE 6	Selected Balance Sheet Items	7

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States ("GAAP").

As previously disclosed in the Form 8-K filed on March 7, 2012, Eastman has elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Eastman's management believes that this change in accounting will improve transparency of reporting of its operating results by recognizing the effects of economic and interest rate trends on pension and OPEB plan investments and assumptions in the year these actuarial gains and losses are incurred.  Under the new method of accounting, these gains and losses are now measured annually at the plan's December 31 measurement date and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan changes will be recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.  This methodology is preferable under GAAP since it aligns more closely with fair value principles and does not delay the recognition of gains and losses into future periods.  The new method has been retrospectively applied to the financial results of all periods presented.  In first quarter 2011, the Company recognized a $15 million gain under the new accounting method due to the interim remeasurement of the OPEB plan obligation.  The exit of employees associated with the sale of the PET business triggered the interim MTM remeasurement.

In third quarter 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  Stockholders of record as of September 15, 2011 were issued one additional share of common stock on October 3, 2011 for each share held.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts have been adjusted for all periods presented for the stock split.

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 1 – STATEMENTS OF EARNINGS

	1st Quarter
(Dollars in millions, except per share amounts; unaudited)	2012	2011

Sales	$1,821	$1,758
Cost of sales (1)	1,390	1,300
Gross profit	431	458

Selling, general and administrative expenses (1)	126	108
Research and development expenses	41	36
Operating earnings	264	314

Net interest expense	19	19
Other charges (income), net	1	(6)

Earnings from continuing operations before income taxes	244	301
Provision for income taxes from continuing operations	85	100
Earnings from continuing operations	$159	$201

Earnings from discontinued operations, net of tax	--	9
Gain (loss) from disposal of discontinued operations, net of tax	(1)	30
Net earnings	$158	$240

Basic earnings per share
Earnings from continuing operations	$1.15	$1.42
Earnings from discontinued operations	--	0.28
Basic earnings per share	$1.15	$1.70

Diluted earnings per share
Earnings from continuing operations	$1.13	$1.39
Earnings (loss) from discontinued operations	(0.01)	0.27
Diluted earnings per share	$1.12	$1.66

Shares (in millions) outstanding at end of period	138.0	142.2

Shares (in millions) used for earnings per share calculation
Basic	137.3	141.4
Diluted	140.7	144.6

(1)	Included in 2011 was a mark-to-market gain of $15 million due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 2A – SEGMENT SALES INFORMATION

	First Quarter
(Dollars in millions, unaudited)	2012	2011
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$470	$467
Fibers	323	290
Performance Chemicals and Intermediates	736	694
Specialty Plastics	292	307

Total Eastman Chemical Company	$1,821	$1,758

TABLE 2B – SALES REVENUE CHANGE

First Quarter 2012 Compared to First Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	1%	(1) %	3%	(1) %	-- %
Fibers	11%	1%	6%	4%	-- %
Performance Chemicals and Intermediates	6%	4%	1%	1%	-- %
Specialty Plastics	(5) %	(9) %	5%	(1) %	-- %

Total Eastman Chemical Company	4%	-- %	3%	1%	-- %

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 2C – SALES BY REGION

	First Quarter
(Dollars in millions, unaudited)	2012	2011

Sales by Region
United States and Canada	$1,002	$918
Asia Pacific	388	397
Europe, Middle East, and Africa	346	355
Latin America	85	88

Total Eastman Chemical Company	$1,821	$1,758

TABLE 2D – SALES REVENUE CHANGE BY REGION

First Quarter 2012 Compared to First Quarter 2011
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	9%	4%	3%	2%	-- %
Asia Pacific	(2) %	(4) %	2%	-- %	-- %
Europe, Middle East, and Africa	(2) %	(5) %	4%	-- %	(1) %
Latin America	(3) %	(1) %	2%	(4) %	-- %

Total Eastman Chemical Company	4%	-- %	3%	1%	-- %

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 3 - OPERATING EARNINGS AND MARK-TO-MARKET PENSION AND OTHER POSTRETIREMENT BENEFITS AND TRANSACTION COSTS ADJUSTMENTS BY SEGMENT; SEGMENT OPERATING EARNINGS RECONCILIATIONS

	First Quarter
(Dollars in millions, unaudited)	2012	2011
Operating Earnings by Segment and Item

Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$98	$104

Fibers
Operating earnings	101	86

Performance Chemicals and Intermediates
Operating earnings	77	94

Specialty Plastics
Operating earnings	30	35

Total Operating Earnings by Segment
Total operating earnings	306	319

Other (1)
Operating earnings (loss)
Growth initiatives	(26)	(14)
Pension and OPEB gain (loss) not allocated to operating segments	(7)	9
Transaction costs related to the pending acquisition of Solutia	(9)	--
	(42)	(5)
Transaction costs related to the pending acquisition of Solutia	9	--
Mark-to-market pension and other postretirement benefits adjustment (2)	--	(15)
Operating loss excluding items	(33)	(20)

Total Eastman Chemical Company
Total operating earnings	$264	$314
Transaction costs related to the pending acquisition of Solutia	9	--
Mark-to-market pension and other postretirement benefits adjustment (2)	--	(15)
Total operating earnings excluding items	$273	$299

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

(2)	Mark-to-market gain in 2011 due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEMS

	First Quarter 2012
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$264	$244	$159	$1.13

Certain Item:
Solutia transaction and financing costs (1)	9	14	13	0.09
Excluding item	$273	$258	$172	$1.22

	First Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$314	$301	$201	$1.39

Certain Item:
Mark-to-market pension and other postretirement benefit adjustment (2)	(15)	(15)	(10)	(0.07)
Excluding item	$299	$286	$191	$1.32

(1)
Transaction costs of $9 million included in selling, general and administrative expenses and financing costs of $5 million included in other charges (income), net, related to the pending acquisition of Solutia.

(2)	Mark-to-market gain due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 5 – STATEMENTS OF CASH FLOWS

	First Quarter
(Dollars in millions, unaudited)	2012	2011

Cash flows from operating activities
Net earnings	$158	$240

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	69	68
Gain on sale of assets	--	(52)
Provision (benefit) for deferred income taxes	13	(40)
Pension and other postretirement contributions (in excess of) less than expenses	(27)	(114)
Variable compensation (in excess of) less than expenses	(71)	(82)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(103)	(229)
(Increase) decrease in inventories	14	(49)
Increase (decrease) in trade payables	(20)	8
Other items, net	(14)	104

Net cash provided by (used in) operating activities	19	(146)

Cash flows from investing activities
Additions to properties and equipment	(90)	(97)
Proceeds from sale of short-term time deposits	120	--
Proceeds from sale of assets and investments	6	617
Acquisitions and investments in joint ventures	(10)	--
Additions to short-term time deposits	--	(200)
Additions to capitalized software	(1)	(2)
Other items, net	(35)	(11)

Net cash provided by (used in) investing activities	(10)	307

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	(1)	1
Dividends paid to stockholders	(36)	(34)
Treasury stock purchases	--	(74)
Proceeds from stock option exercises and other items, net	20	70

Net cash used in financing activities	(17)	(37)

Effect of exchange rate changes on cash and cash equivalents	--	--

Net change in cash and cash equivalents	(8)	124

Cash and cash equivalents at beginning of period	577	516

Cash and cash equivalents at end of period	$569	$640

TABLE 5A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	First Three Months
(Dollars in millions, unaudited)	2012	2011
Cash and cash equivalents at end of period	$569	$640
Short-term time deposits	80	200

Total cash and cash equivalents and short-term time deposits	$649	$840

EASTMAN CHEMICAL COMPANY – EMN	April 26, 2012
5:00 PM ET

TABLE 5B – NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	First Quarter
(Dollars in millions, unaudited)	2012	2011

Net cash provided by (used by) operating activities	$19	$(146)

Additions to properties and equipment	(90)	(97)
Dividends paid to stockholders	(36)	(34)

Free Cash Flow	$(107)	$(277)

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2012	2011
	(unaudited)
Current Assets	$2,264	$2,302

Net Properties and Equipment	3,136	3,107

Other Assets	791	775

Total Assets	$6,191	$6,184

Payables and Other Current Liabilities	$846	$961

Short-term Borrowings	151	153

Long-term Borrowings	1,444	1,445

Other Liabilities	1,725	1,755

Stockholders' Equity	2,025	1,870

Total Liabilities and Stockholders' Equity	$6,191	$6,184